Exhibit 99.1

DynTek Completes Recapitalization

IRVINE, Calif., March 9 /PRNewswire-FirstCall/ — DynTek, Inc. (OTC Bulletin Board: DYTK - News), a leading provider of professional technology services, today announced completion of a new debt financing and private placement of equity resulting in aggregate gross proceeds to the Company of approximately $10.5 million. In connection with the new financing, the Company also entered into negotiated settlements with certain secured and unsecured creditors holding approximately $10.7 million of indebtedness, approximately $7.5 million of which will be converted into common stock of the Company.

Pursuant to a Note Purchase Agreement with SACC Partners, L.P. and Lloyd I. Miller, III, the Company has issued Senior Secured Notes in the aggregate principal amount of $6.7 million. The interest rate for the Senior Notes is 8% per annum if paid in cash, or 11% per annum if paid in kind, which is at DynTek’s election for the first three years. Principal will be amortized over three years and payable in monthly installments beginning March 31, 2009, with the balance payable on the maturity date of March 1, 2010, and interest will be payable quarterly in arrears beginning June 30, 2006. As a condition to the purchase of Senior Secured Notes, the Company issued warrants to purchase 19.9% of its outstanding common stock at the time of exercise, exercisable at $.001 per share of common stock until December 31, 2016.

Proceeds from the Senior Secured Notes were used to pay the outstanding principal and accrued interest under the Secured Convertible Term Note held by Laurus Master Fund, Ltd., in an aggregate amount of approximately $6.8 million.

Under the Note Purchase Agreement, the Company also issued a Junior Secured Convertible Note in the aggregate principal amount of $3.0 million. The interest rate for the Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at DynTek’s election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006. The Junior Note may be converted into common stock of the Company at anytime at the election of the holder at a conversion price of $.02 per share of common stock. The Senior Notes and Junior Note will be secured by a security interest in substantially all of the Company’s assets.

DynTek also announced the completion of the initial closing of a private placement of common stock and warrants to accredited investors that raised $759,140 in gross proceeds. In connection with the private placement, the Company issued 37,957,000 shares of common stock at $.02 per share and warrants to purchase 7,591,400 shares of common stock at an exercise price of $.02 per share. Network 1 Financial Securities, Inc. acted as the placement agent for such financing and was paid a fee of $75,914 and issued a warrant to purchase 7,591,400 shares of common stock at an exercise price of $.02 per share. Network 1 may continue to raise up to an aggregate of $4.5 million in equity capital under these same terms.

Proceeds from the Junior Note and the private placement of equity will be used to reduce additional indebtedness of the Company and for general corporate purposes.

In connection with the financings described above, the Company has entered into binding agreements with various creditors of the Company holding approximately $10.7 million of indebtedness. Under the negotiated settlements, a portion of such outstanding indebtedness will be paid at a discount to principal and approximately $7.5 million of indebtedness will be converted into shares of common stock of the Company at $.02 per share.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein. These securities have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About DynTek

DynTek is a leading provider of professional technology services to mid-market customers, such as state and local governments, educational institutions and commercial entities in the largest IT markets nationwide. The company offers technology practices in IT security, advanced network infrastructure, voice over internet protocol (“VOIP”), and access infrastructure. DynTek’s multi-disciplinary approach allows our clients to turn to a single source for their most critical technology requirements. For more information, visit www.dyntek.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to maintain existing and attract future customers; the ability to finance and sustain operations, including the ability to comply with the terms of working capital facilities and/or other term indebtedness of the Company, and to extend such obligations when they become due, or to replace them with alternative financing; the ability to raise equity capital in the future; the ability to achieve profitability despite historical losses from operations; the ability to maintain business relationships with IT product vendors and the ability to procure products as necessary; the size and timing of additional significant orders and their fulfillment; the continuing desire of and available budgets for state and local governments to outsource to private contractors; the ability to successfully identify and integrate acquisitions; the retention of skilled professional staff and certain key executives; the performance of the Company’s government and commercial technology services; the continuation of general economic and business conditions that are conducive to outsourcing of IT services; the ability to maintain trading on the NASD OTC Bulletin Board or other markets in the future; and such other risks and uncertainties included in our Annual Report on Form 10-K filed on September 29, 2005, our Quarterly Reports on Form 10-Q filed on November 14, 2005 and February 21, 2006, and other SEC filings. The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Source: DynTek, Inc.